EXHIBIT 99.1

SMTC Reports Third Quarter Results

  Announces third quarter results in line with guidance
  Confirms guidance for approximately $69 million revenue, $4 million EBITDA, and $0.16 earnings per share ("EPS") for Q4
  Updates 2012 guidance from $13 million EBITDA on $240 million revenue to guidance range of $13-15 million EBITDA, $240-260 million revenue, and $0.47 - $0.59 EPS
  Closes new banking facility with PNC in late Q3
  Completes acquisition of ZF Array in late Q3

TORONTO, Nov. 9, 2011 (GLOBE NEWSWIRE) -- SMTC Corporation (Nasdaq:SMTX) (TSX:SMX) ("SMTC"), a recognized global electronics manufacturing services provider, announces today 2011 third quarter unaudited results.

Revenue for the quarter was $44.1 million, in line with guidance. Revenues declined as demand reductions and end of life programs from certain customers in Q3 resulted in what is expected to be SMTC's lowest revenue and profit quarter of 2011. During the quarter, the new management team continued its restructuring plan, and has eliminated 11 corporate positions simultaneous with an increase in direct labor headcount by 550 employees (to 1,750) in order to meet increased demand in Q4 and beyond. One-time charges of $1.1 million in the third quarter included severance costs, the write-off of financing costs related to the previous credit facility, and foreign exchange forward losses. Costs related to the third quarter increase in direct labor headcount were expensed in the quarter and excluded from one-time charges. For the fourth quarter, the Company expects one-time charges, including those related to the closing of ZF Array, to be less than the amount incurred in Q3. The Company anticipates few if any non M&A-related one-time charges in 2012.

"EBITDA of $0.9 million for this quarter is disappointing but is in line with previously provided guidance," stated Alex Walker, Co-Chief Executive Officer. "In our first 101 days as Co-CEOs, we have focused on rightsizing costs and driving new business. This, in combination with the recent acquisition of ZF Array, as well as our new credit facilities with PNC Bank, has set the stage for significantly improved results in Q4 and going forward, per our guidance. The growth which we are currently experiencing, along with our recent acquisition of ZF Array, requires additional working capital and explains higher ending inventory and line of credit balances at quarter end. However, barring additional order spikes in Q4, we expect working capital metrics to improve by year end and to generate cash."

Co-Chief Executive Officer Claude Germain added, "We've continued with our plan to restructure the business to make it more customer oriented. Our new customer and program wins are exciting and will allow us to leverage our fixed cost infrastructure, increase site utilization, and improve gross margins. Additional customer wins are expected to ramp in Q4 and 2012, and barring any major macroeconomic downturn, we are looking forward to improved performance going forward."

The Company is holding an earnings call today at 5:00 p.m. EST. Those wishing to listen to the teleconference should access the webcast at the investor relations section of SMTC's website or directly at this link at: www.smtc.com. A rebroadcast of the webcast will be available on SMTC's website following the teleconference.

Members of the investment community wishing to ask questions during the teleconference may access the teleconference by dialing 877-878-2794 or 615-800-6849 ten minutes prior to the scheduled start time.

EBITDA is a non-GAAP measure. EBITDA is computed as Net income from continuing operations excluding depreciation, amortization, restructuring charges, interest and income tax expense. SMTC Corporation provides this non-GAAP calculation of EBITDA as supplemental information regarding the operational performance of SMTC Corporation's core business. EBITDA is used by SMTC Corporation to provide a consistent method of comparison to historical periods and to the performance of competitors and peer group companies. SMTC Corporation believes that providing non-GAAP measures that management uses in its assessment of the business will allow its investors to better understand SMTC Corporation's financial performance and to evaluate SMTC Corporation's performance using the same methodology and information used by SMTC Corporation's management. Non-GAAP measures are subject to material limitations as these measures are not in accordance with or an alternative for, Generally Accepted Accounting Principles and may be different from non-GAAP measures used by other companies.

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as "believes," "expect," "may," "should," "would," "will," "intends," "plans," "estimates," "anticipates" and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers' products and changes in customers' product sources, competition in the EMS industry, component shortages, and others discussed in the Company's most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, and Mexico, and a partnering relationship in China, with more than 1,500 full-time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the NASDAQ National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com.

The SMTC Corporation logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=9800

Consolidated Statements of Operations and Comprehensive Income (Loss)
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010

Revenue	$ 44,082	$ 65,381	$ 149,243	$ 197,950
Cost of sales	40,236	57,518	135,633	175,360
Gross profit	3,846	7,863	13,610	22,590
Selling, general and administrative expenses	3,693	4,737	10,611	13,115
Restructuring charges	686	--	2,793	--
Loss on extinguishment of debt	300	--	300	--
Loss on derivative financial instruments	125	--	125	--
Operating earnings (loss)	(958)	3,126	(219)	9,475
Interest expense	326	436	981	1,376
Earnings (loss) before income taxes	(1,284)	2,690	(1,200)	8,099
Income tax expense (recovery)
Current	99	118	462	284
Deferred	73	(9)	43	(10)
	172	109	505	274
Net earnings (loss), also being comprehensive income (loss)	$ (1,456)	$ 2,581	$ (1,705)	$ 7,825

Basic earnings(loss) per share	$ (0.09)	$ 0.17	$ (0.11)	$ 0.53
Diluted earnings (loss) per share	$ (0.09)	$ 0.16	$ (0.11)	$ 0.51

Weighted average number of shares outstanding
Basic	16,200,575	15,049,668	16,113,866	14,851,673
Diluted	16,200,575	15,745,506	16,113,866	15,422,228

Consolidated Balance Sheets as of
(Unaudited)

(Expressed in thousands of U.S. dollars)	October 2, 2011	January 2, 2011
Assets
Current assets:
Cash	$ 1,603	$ 933
Accounts receivable - net	29,519	35,291
Inventories	52,492	42,413
Prepaid expenses	1,550	2,096
	85,164	80,733
Property, plant and equipment	14,617	13,891
Deferred financing costs	1,035	480
Deferred income taxes	3,379	3,323
	$ 104,195	$ 98,427
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$ 35,840	$ 42,921
Accrued liabilities	10,169	9,299
Income taxes payable	791	700
Current portion of long-term debt	4,322	3,705
Current portion of capital lease obligations	1,005	928
	52,127	57,553

Long-term debt	18,669	7,086
Capital lease obligations	1,841	959

Shareholders' equity:
Capital stock	5,796	5,903
Additional paid-in capital	257,264	256,723
Deficit	(231,502)	(229,797)
	31,558	32,829
	$ 104,195	$ 98,427

Consolidated Statements of Cash Flows
(Unaudited)
	Three months ended		Nine months ended
(Expressed in thousands of U.S. dollars)
Cash provided by (used in):	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Operations:
Net earnings (loss)	$ (1,456)	$ 2,581	$ (1,705)	$ 7,825
Items not involving cash:
Depreciation	704	643	2,059	1,892
Loss on extinguishment of debt	300	--	300	--
Loss on derivative financial instrument	125	--	125	--
Deferred income taxes	73	(9)	43	(10)
Non-cash interest	57	55	166	192
Stock-based compensation	27	217	96	865
Gain on bargain purchase	(22)	--	(22)	--
Change in non-cash operating working capital:
Accounts receivable	3,867	8,400	9,734	1,820
Inventories	(10,906)	1,404	(3,092)	(8,043)
Prepaid expenses	(124)	182	826	658
Income taxes payable	3	36	(42)	14
Accounts payable	5,614	(9,612)	(10,124)	(67)
Accrued liabilities	1,353	698	(1,827)	1,400
	(385)	4,595	(3,463)	6,546
Financing:
Decrease in revolving debt	(5,529)	(4,703)	(1,528)	(5,339)
Increase in revolving debt	12,241	--	12,241	--
Repayment of long-term debt	(1,235)	(75)	(1,235)	(225)
Principal payment of capital lease obligations	(342)	(211)	(1,174)	(594)
Proceeds from sale and leaseback	--	435	--	435
Proceeds from issuance of common stock	19	134	317	802
Deferred financing costs	(1,021)	--	(1,021)	(100)
	4,133	(4,420)	7,600	(5,021)
Investing:
Purchase of property, plant and equipment	(125)	(170)	(434)	(1,006)
Acquistion of business, net of cash acquired	(3,033)	--	(3,033)	--
	(3,158)	(170)	(3,467)	(1,006)
Increase in cash	590	5	670	519
Cash, beginning of period	1,013	2,103	933	1,589
Cash, end of the period	$ 1,603	$ 2,108	$ 1,603	$ 2,108

Supplementary Information:
Reconciliation of EBITDA

	Three months ended		Nine months ended
	October 2, 2011	October 3, 2010	October 2, 2011	October 3, 2010
Operating earnings (loss)	$ (958)	$ 3,126	$ (219)	$ 9,475
Add:
Depreciation	704	643	2,059	1,892
Restructuring charges	686	--	2,793	--
Loss on extinguishment of debt	300	--	300	--
Loss on derivative financial instruments	125	--	125	--
EBITDA	857	3,769	5,058	11,367
CONTACT: Alex Walker
         President and Co-Chief Executive Officer, SMTC Corporation
         (905)413-1190
         Email: investorrelations@smtc.com